Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2012 Financial Results

Partner Companies Continue to Achieve Major Milestones, Increasing Aggregate Revenue Guidance for 2012

Live Conference Call and Webcast Today at 9:00 a.m. EDT

WAYNE, Pa.--(BUSINESS WIRE)--October 25, 2012--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that its consolidated net loss for the three months ended September 30, 2012 was $8.8 million, or $0.42 per share, compared with net income of $22.3 million, or $1.07 per share, for the same period in 2011. For the nine months ended September 30, 2012, the consolidated net loss was $28.6 million, or $1.36 per share, versus net income of $135.1 million, or $6.52 per share, for the same period in 2011.

As a result of the continued momentum at Safeguard’s partner companies, 2012 aggregate partner company revenue guidance was increased to a range of $185 million to $190 million. This represents an increase of 33% to 37% as compared to $139.2 million in 2011, and an approximate increase of 15% as compared to initial 2012 revenue guidance of $160 million to $165 million. Results for Safeguard partner companies are reported on a one-quarter lag basis.

“Progress took many forms at Safeguard during the third quarter,” said Peter J. Boni, President and CEO of Safeguard. “Our partner companies continue to grow, mature and achieve financial and strategic milestones. Combined with Safeguard’s value-add support at the holding company level, our partner companies are well positioned and we remain encouraged by our prospects to realize value in the target range consistent with our recent results. In the meantime, the Safeguard team remains nimble and opportunistic. We are focused on enhancing the Company’s financial strength and flexibility, as well as improving shareholder value.”

“In the aggregate, we have deployed $188.3 million of capital into our 16 current partner companies at September 30, 2012,” said Stephen T. Zarrilli, Senior Vice President and CFO at Safeguard. “Our net cash, cash equivalents and marketable securities at September 30, 2012 totaled $183.1 million after subtracting the total carrying value of debt outstanding of $46.2 million. Cash used in operating activities was $3.0 million for the three months ended September 30, 2012, compared to $3.2 million for the comparable period in 2011. We project aggregate annual 2012 use of cash to be between $65 million and $85 million, which is below our original projected range of $100 million to $150 million. Cash used in operating activities for 2012 is projected to be within a range of $17.0 million to $17.5 million.”

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Alverix, Inc. (San Jose, CA – Initial Revenue Stage) produces next-generation instrument and connectivity platforms for diagnostic Point-of-Care (POC) testing. Alverix’s systems enable laboratory class performance in a mobile, inexpensive format, extending testing beyond high volume sites to physician office labs, retail clinics, emerging markets and the home, where immediate results are critical to patient care. Alverix and Becton, Dickinson (BD) have co-developed and BD is commercializing a proprietary point-of-care system that improves near patient infectious-disease diagnoses. During the third quarter, BD received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for nasopharyngeal wash, aspirate and swab in transport media specimens on the BD VeritorTM System for Rapid Detection Flu A + B and respiratory syncytial virus (RSV). This expands the market opportunity to larger volume sites such as hospitals. Alverix remains focused on growing its point-of-care platform business through co-development of near patient test systems with select partners and through development of its own systems. Safeguard has deployed $8.8 million of capital in Alverix since October 2007 and has a 49% primary ownership position.

Good Start Genetics, Inc. (Cambridge, MA – Initial Revenue Stage) is an innovative molecular diagnostic company that has developed more accurate and comprehensive pre-pregnancy genetic tests. Launched in early 2012, Good Start Genetics’ CLIA- and CAP-approved offering, GoodStart SelectTM, represents a menu of carrier screening tests that detect more disease-causing mutations among all society-recommended diseases than other routine screening tests. Currently, Good Start Genetics offers tests for 23 diseases, enabling the company to claim that it offers testing for all disorders recommended for screening by the pertinent medical societies. Good Start Genetics’ next-generation (NGS) DNA sequencing technology combined with other best-in-class technologies, results in higher detection rates regardless of ethnicity. Good Start Genetics continues to target the fast growing, $1 billion genetic testing segment. Safeguard has deployed $10.5 million of capital in Good Start Genetics since September 2010 and has a 29% primary ownership position.

Medivo, Inc. (New York, NY – Initial Revenue Stage) is a health monitoring company dedicated to helping save and improve lives through faster and easier access to quality healthcare. Medivo collects and organizes clinical data from labs, and symptom data from apps and devices, and delivers easy-to-interpret reports to physicians that help them provide better care. Medivo enables patients to better manage their health and have more meaningful interactions with their doctors through access to testing and mobile symptom monitoring tools, easy-to-understand explanations of lab results, and relevant education information. During the third quarter, Medivo appointed David Stack to its board of directors. Mr. Stack has more than 30 years of experience in life sciences and serves as President, CEO and Director at Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company focused on clinical and commercial development of new products in the acute care market. Safeguard deployed approximately $6.3 million in Medivo in November 2011 and has a 30% primary ownership position.

NovaSom, Inc. (Baltimore, MD – Expansion Stage) is the market leader in Obstructive Sleep Apnea (OSA) home testing, with the AccuSom® Home Sleep Test, the first and only FDA-cleared wireless HST. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost as compared to in-facility testing for uncomplicated, adult OSA. NovaSom's home sleep tests are currently covered for more than 165 million U.S. lives, through partnerships with major health insurers. During the third quarter, NovaSom announced its first AccuSom Deliver partnership with SSM Center for Sleep Disorders, a service of SSM Health Care – St. Louis, making convenient, efficient Out-of-Center Sleep Testing (OCST) available to patients at seven locations throughout the St. Louis, MO area. In addition, NovaSom appointed Ron Loeppke, MD to its board of directors. Dr. Loeppke has over 30 years of clinical and executive experience in preventive medicine and managing health issues in the workplace. Currently, Dr. Loeppke is Vice Chairman of U.S. Preventive Medicine, a company focused on preventive healthcare to improve health and reduce costs. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

NuPathe Inc. (NASDAQ:PATH) (Conshohocken, PA – Development Stage) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system. During the third quarter, NuPathe announced the appointment of Armando Anido as chief executive officer of the company. Mr. Anido brings more than 30 years of executive, operational and commercial leadership experience in the biopharmaceutical industry. Subsequent to the quarter, on October 23, 2012, NuPathe completed a $28 million private placement of securities with new and existing investors, including $5 million from Safeguard. In conjunction with the private placement, NuPathe undertook cost containment measures in order to focus its expenditures on the company's primary goal of obtaining approval for its migraine patch, ZecuityTM. If approved, Zecuity will be the first and only transdermal patch for the treatment of migraine and is well-positioned to address migraine-related nausea and vomiting, which are significant drivers of disease burden. The FDA has assigned Zecuity a Prescription Drug User Fee Act (PDUFA) date of January 17, 2013. Safeguard has deployed $23.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics, Inc. (Roanoke, VA – Initial Revenue Stage) is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. The company expects to roll out its Gen2 eyewear in early 2013. Safeguard has deployed $31.7 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Putney, Inc. (Portland, ME – Expansion Stage) is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. While Americans fill 78% of their own prescriptions with generics, only 6% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. The total global market for companion animal pharmaceuticals is estimated to be $5.7 billion. Safeguard deployed $10.0 million of capital in Putney in September 2011 and has a 28% primary ownership position.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ – High Traction Stage) is a technology-enabled provider of revenue cycle management services, informatics and expertise, enabling healthcare providers to maximize financial performance and eliminate compliance risks. AdvantEdge continues to gain meaningful scale through organic growth and strategic acquisitions, having completed seven acquisitions since 2007. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 675 employees in eight regional offices in the U.S. and one office in Bangalore, India; and collects over $1 billion annually for its physician clients using its own proven technology. During the third quarter, AdvantEdge ranked on the Inc. 5000 for the fourth consecutive year, demonstrating 460 percent revenue growth between 2008 and 2011, while also adding 350 jobs during that same three-year period. Just recently, AdvantEdge released its new InfoEdgeBISM platform, which gives medical practices and hospitals more in-depth insight into their medical billing and coding information. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. (King of Prussia, PA – High Traction Stage) is The Career Network focused on helping people grow and succeed professionally. A major player in a $12 billion online job recruitment market, Beyond.com represents the largest network of niche career communities, helping employers and job seekers to pinpoint the most relevant opportunities based on location, industry and expertise. Currently, Beyond.com is averaging one million new members a month. During the third quarter, Beyond.com ranked on the Inc. 5000, demonstrating 65 percent revenue growth between 2008 and 2011, while also adding 30 jobs during that same three-year period. In addition, Beyond.com released a study, in conjunction with Millennial Branding, on how different generations search for jobs. The study surveyed 5,268 job seekers and was featured in Tier 1 media outlets such as U.S. News & World Report, PC World, Forbes, CIO.com and The Huffington Post. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. (Vero Beach, FL – High Traction Stage) is a leading performance-based digital marketing company that delivers superior online customer acquisition by bringing together in-market audiences with relevant partner brands. Bridgevine’s proprietary SaaS platform powers consumer interactions with major brands, as well as integrates with online and legacy applications for Fortune 500 clients. Over the course of Bridgevine’s partnership, these solutions have delivered more than $2.5 billion in revenue to enterprise customers such as Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. During the third quarter, Bridgevine ranked on the Inc. 500|5000 for the sixth consecutive year, having achieved 80 percent revenue growth between 2008 and 2011, while also adding 55 jobs during that same three-year period. In addition, Bridgevine named Todd Cullen as Senior Vice President of Customer Insights & Analytics, which underscores the central role that big data, insights and analytics will play in Bridgevine’s next phase of expansion. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 22% primary ownership position.

DriveFactor (Richmond, VA – Initial Revenue Stage) provides insurance companies with a turn-key software platform that enables usage based insurance (UBI) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement, as well as a privacy-sensitive, financially equitable offering for consumers. DriveFactor is currently available in the United States, Canada and Europe. During the third quarter, DriveFactor launched its telematics Platform 2.0, which offers real-time access to driving data and the ability to set different data gathering parameters for individual devices. Platform 2.0 thus makes it easier for insurance companies to identify responsible drivers, communicate with their customers, and implement successful usage-based insurance programs. Safeguard deployed $1.7 million in DriveFactor in December 2011 and has a 24% primary ownership position.

Hoopla Software, Inc. (West Chester, PA – Initial Revenue Stage) has developed a complete performance optimization system designed to steer the actions and behaviors of employees. Hoopla’s platform leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. According to a recent report published by Deloitte about “The Engagement Economy”, ‘the use of items like leaderboards, badges, missions and levels is part of a trend called gamification that can be seen in a growing variety of industries and applications. It’s a trend that analysts claim will be in 25 percent of redesigned business processes by 2015, will grow to more than a $2.8 billion business by 2016, and will have 70 percent of Global 2000 businesses managing at least one “gamified” application or system by 2014.’ During the third quarter, Hoopla continued to capitalize on this trend, adding more customers to its platform, and highlighting a few through video testimonials on its blog, including Informatica, New Relic, ON24, and Zillow. Safeguard deployed $1.3 million in Hoopla in December 2011 and has a 25% primary ownership position.

Lumesis, Inc. (Stamford, CT – Initial Revenue Stage) is a software-as-a-service (SaaS), cloud-based financial technology company dedicated to delivering software solutions and comprehensive, timely data to the fixed income marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. During the third quarter, Lumesis named Robin Wiessmann to its board of directors. Ms. Wiessmann brings more than 30 years of experience as an investment banker, asset manager, entrepreneur, and government leader. Robin has served as State Treasurer of Pennsylvania, as a municipal investment banker with Goldman Sachs, and as founding principal and president of investment banking firm Artemis Capital Group. Currently, Robin is Chairman of the Vantagepoint Funds Mutual Fund, a mutual fund company with $13 billion under management, and a member of the Municipal Securities Rulemaking Board (MSRB). In addition, Lumesis named Michael Vossler as Managing Director, Business Development. Mr. Vossler has spent more than 20 years serving in various roles within the software solutions business for capital markets trading, operations, and enterprise risk. Most recently, he was Senior Vice President at SunGard, overseeing sales and distribution for three divisions, including Adaptiv, Front Arena, and Sierra. Safeguard deployed $2.2 million in Lumesis in February 2012 and has a 32% primary ownership position.

MediaMath, Inc. (New York, NY – High Traction Stage) is a leader in the demand side platform and online advertising categories, according to a Forrester Research DSP Wave report. The company buys billions of highly targeted ads per month on behalf of dozens of top-tier agencies, including all the major agency holding companies. Major brands include American Express, Kayak, and Prudential. Today, MediaMath serves over 1,000 clients with more than 170 employees in seven offices worldwide. During the third quarter, MediaMath ranked on the Inc. 500, demonstrating 1,319 percent revenue growth between 2008 and 2011, while also adding 98 jobs during that same three-year period. In addition, Facebook recently named MediaMath as one of its partners for Facebook Ad Exchange (FBX), which makes Facebook’s advertising inventory available to real-time bidding (RTB) and retargeting. Early results from MediaMath’s campaigns show that MediaMath clients are driving higher click-throughs, conversions and brand metrics through FBX. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Spongecell, Inc. (New York, NY – Expansion Stage) is a digital advertising technology company that transforms standard online ads into dynamic ads with rich media-like functionality. During the third quarter, Spongecell ranked #27 on the Inc. 500, up from #76 last year, having achieved 6,316 percent revenue growth between 2008 and 2011, while also adding 41 jobs during that same three-year period. Spongecell builds ads in 72 hours or less, allowing creative agencies to quickly deploy interactive display ad campaigns that increase engagement by 25 to 50 percent over static banner ads. And now, Spongecell brings the same interactive features and the same short build times to pre-roll advertising, offering advertisers two formats to choose from: the bar format, an interactive ad affixed to a video to continuously display a company’s message, and the drawer format, an ad that retracts when not in use to offer viewers an unobstructed view of the video. In addition to the pre-roll offering, the company added a new polling feature and Pinterest integration to help advertisers further boost brand engagement. Subsequent to the quarter, Spongecell was named to Crain’s New York 2012 Best Places to Work. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

ThingWorx, Inc. (Exton, PA – Initial Revenue Stage) provides the first software application platform designed for today’s connected world. The ThingWorx platform combines the key functionality of Web 2.0, search, and social collaboration, and applies it to the world of “things,” including connected products, machines, sensors, and industrial equipment. Businesses use the ThingWorx platform to rapidly deliver innovative applications and connected solutions across markets ranging from manufacturing, energy, and food, to M2M remote monitoring and service, as well as in emerging “Internet of Things” applications, including smart cities, smart grid, agriculture, and transportation. During the third quarter, ThingWorx secured partnerships with companies in many of these verticals including OnFarm, nFocal, Dirt Road Data, IRIS International, and Digi International. In addition, ThingWorx was named to the Connected World 100, which represents the ‘top companies demonstrating significant market traction and pursuing game-changing technologies in connectivity’. Since February 2011, Safeguard has deployed $10.0 million in ThingWorx and has a 44% primary ownership position.

PLATFORM EXPANSION

Safeguard’s partnership with Penn Mezzanine augments our capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is expected to produce current interest income, as well as future management fee income and profit participation. Led by a team of experienced mezzanine lenders, this platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers.

In August 2011, Penn Mezzanine closed its first fund, having raised more than $64 million in the aggregate, including Safeguard’s $30 million. As of September 30, 2012, Penn Mezzanine had outstanding an aggregate of $24.5 million in eight companies yielding 13.9%, including cash and PIK interest. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position. In addition, as of September 30, 2012, Safeguard had outstanding an aggregate of $11.4 million in connection with Penn Mezzanine’s lending activities. Interest income for the three months ended September 30, 2012 related to Penn Mezzanine activities was $0.3 million.

SAFEGUARD SCIENTIFICS THIRD QUARTER 2012 CONFERENCE CALL

Please call at least 15 minutes prior to the call to register.

Date: Thursday, October 25, 2012

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Call-in Number: 877-317-6789 // (International) +412-317-6789

Replay Number: 877-344-7529 // (International) +412-317-0088

Replay Access Code: 1001974

Replay available through November 26, 2012 at 9:00am EST

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of third quarter 2012 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

EVENTS

  October 30 – SRA 8th Annual Fall Growth Stock Conference, San Francisco
  November 7 – Safeguard Scientifics to Sponsor and Speak at IMPACT 2012, Philadelphia
  November 27 – Philadelphia Securities Association Luncheon, Philadelphia
  November 28 – J.P. Morgan 11th Annual SMid Cap Conference, New York
  December 3-5 – Safeguard Scientifics Sponsored Investor Meetings, Miami, West Palm Beach, Boca Raton & Naples
  December 12-13 – Oppenheimer 23rd Annual Healthcare Conference, New York

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About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com or our blog (blog.safeguard.com).

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2012	2011

Assets
Cash, cash equivalents and marketable securities	$191,468	$241,285
Restricted cash equivalents and cash held in escrow	11,743	11,570
Other current assets	1,834	1,081
Total current assets	205,045	253,936
Ownership interests in and advances to partner companies and funds	118,131	114,169
Loan participations receivable	8,860	7,587
Available-for-sale securities	9,648	5,184
Long-term marketable securities	37,811	16,287
Long-term restricted cash equivalents	2,376	7,128
Other assets	2,153	2,345
Total Assets	$384,024	$406,636

Liabilities and Equity
Total current liabilities	$6,285	$8,516
Other long-term liabilities	3,970	4,146
Convertible senior debentures - non-current	46,215	45,694
Total equity	327,554	348,280
Total Liabilities and Equity	$384,024	$406,636

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating expenses	$4,790	$5,100	$14,681	$15,554
Operating loss	(4,790)	(5,100)	(14,681)	(15,554)
Other income (loss), net interest and equity income (loss)	(3,967)	27,431	(13,873)	150,690

Net income (loss) before income taxes	(8,757)	22,331	(28,554)	135,136
Income tax benefit (expense)	-	-	-	-
Net income (loss)	$(8,757)	$22,331	$(28,554)	$135,136

Net income (loss) per share:
Basic	$(0.42)	$1.07	$(1.36)	$6.52
Diluted	$(0.42)	$0.98	$(1.36)	$5.68

Average shares used in computing net income (loss) per share:
Basic	20,999	20,790	20,935	20,737
Diluted	20,999	24,291	20,935	24,573

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating Loss
Life Sciences	$-	$-	$-	$-
Technology	-	-	-	-
Penn Mezzanine	(2)	-	(6)	-
Total segment results	(2)	-	(6)	-
Other items (a)	(4,788)	(5,100)	(14,675)	(15,554)
	$(4,790)	$(5,100)	$(14,681)	$(15,554)

Net Income (Loss)
Life Sciences	$(5,642)	$(4,188)	$(12,094)	$126,238
Technology	2,339	32,896	1,566	28,149
Penn Mezzanine	423	-	340	-
Total segment results	(2,880)	28,708	(10,188)	154,387
Other items (a)	(5,877)	(6,377)	(18,366)	(19,251)
Net Income (Loss)	$(8,757)	$22,331	$(28,554)	$135,136

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 16 partner companies as of September 30,
2012, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	September 30,
	2012

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$109,629	$169,996
Other holdings	8,502	38,267
	$118,131	$208,263

Available-for-sale securities	$9,648	$27,349

CONTACT:
Safeguard Scientifics, Inc.
Vice President, Business Development and Corporate Communications
John E. Shave III, 610-975-4952